Exhibit 5.4

Bank of America Tower, Suite 1400 534 South Kansas Ave. Topeka, Kansas 66603-3436 785.233.3600 Fax 785.233.1610 MEMBER LEX MUNDI:THE WORLD’S LEADING ASSOCIATION OF INDEPENDENT LAW FIRMS	ATTORNEYS AT LAW 1551 N. Waterfront Parkway, Suite 100 Wichita, Kansas 67206-4466 316.267.6371 www.foulston.com	32 Corporate Woods, Suite 600 9225 Indian Creek Parkway Overland Park, Kansas 66210-2000 913.498.2100 Fax 913.498.2101 MEMBER iag Integrated Advisory Group International

November 21, 2014

Group 1 Automotive, Inc.

800 Gessner

Suite 500

Houston, Texas 77024

Ladies and Gentlemen:

We have acted as special Kansas counsel to Baron Development Company, LLC and Baron Leasehold, LLC. (each a “Kansas Company,” both the “Kansas Companies”), each a Kansas limited liability and indirect wholly owned subsidiaries of Group 1 Automotive, Inc., a Delaware corporation (the “Company”), with respect to the filing of the Registration Statement on Form S-4 (the “Registration Statement”) on the date hereof by the Company, the Kansas Companies and the other subsidiary guarantors of the Company (the “Other Guarantors”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Issuers of $550,000,000 aggregate principal amount of its 5.000% Senior Notes due 2022 (the “Old Notes”), for a new series of notes in like principal amount and bearing substantially identical terms (the “New Notes”) and (ii) guarantees of the New Notes pursuant to Article X of the Indenture (as defined below) by the Other Guarantors and the Kansas Companies (the “Guarantees”).

The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of June 2, 2014, by and among the Company, the Other Guarantors, the Kansas Companies and Wells Fargo Bank, National Association, as trustee (as it may be amended from time to time, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion letter is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) the Articles of Organization and applicable amendments of each of the Kansas Companies, (iv) the Amended and Restated Operating Agreements of each of the Kansas Companies, (v) the Written Consents of each of the Kansas Companies dated May 14, 2014 and July 2, 2014, respectively (the “Consents”), (vi) Good Standing Certificates relating to the Kansas Companies, dated November 18, 2014, and (vii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion expressed below.

In connection with the opinions expressed below, we have assumed, with your approval and without independent investigation, that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) the New Notes

Group 1 Automotive, Inc.

November 21, 2014

will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement; (iii) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all of the documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents; (iv) the persons who executed, acknowledged, and delivered the Consents and the Indenture, including the guarantees of the New Notes, on behalf of the applicable Kansas Company were duly authorized to do so; and (v) except for the Registration Statement and the Indenture, there are and will be no other understandings or agreements between or among all or any of the parties to such documents or others, that would expand or otherwise modify the obligations of such parties with respect to such document or that would otherwise have an effect on any of our opinions rendered herein.

Based on the foregoing, we are of the opinion that:

1. Each of the Kansas Companies are limited liability companies validly existing and in good standing under the laws of the State of Kansas and have all requisite limited liability company power necessary to execute, deliver and perform their respective obligations under the Indenture, including their guarantee of the New Notes.

2. Each of the Kansas Companies’ execution, delivery and performance of the Indenture, including their guarantee of the New Notes, have been duly authorized by all necessary company action by the Kansas Companies.

The foregoing opinions are limited in all respects to the federal laws of the United States of America and the laws of the State of Kansas, including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions and the applicable judicial and regulatory determinations interpreting these laws. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. We exclude from the laws of the State of Kansas any municipal or local ordinances and regulations. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Vinson & Elkins L.L.P. is authorized to rely upon this opinion letter in connection with the Registration Statement as if such opinion letter were addressed and delivered to them on the date hereof.

Very truly yours,

/s/ FOULSTON SIEFKIN LLP